Exhibit 99.2

                             Cyanotech Corporation
                           Moderator: Gerald Cysewski
                                  May 16, 2005
                                  5:30 p.m. EST


OPERATOR: Good afternoon, everyone, and welcome to the Cyanotech's fiscal year 2005 fourth quarter and year-end conference call.

At this time, all lines have been placed on a listen-only mode and the floor will be open for questions following the presentation. I would like to turn the floor over to your host, Laura Guerrant of Investor Relations. Ma'am, you may begin.

LAURA GUERRANT, CYANOTECH CORPORATION: Thank very much, Operator, and good afternoon everyone. Welcome to the fiscal 2005 fourth quarter and year-end conference call for Cyanotech Corporation.

A press release detailing Cyanotech's results for the quarter was distributed via Business Wire after the close of market today, May 16, 2005. The release has been posted to the Company's Web site, which is at www.cynaotech.com. To obtain the release, interested parties should go to the Investor Relations link, followed by the news release link, and access the release entitled "Cyanotech Corporation Reports Fourth Quarter and Fiscal Year-End 2005 Financial Results."

I'd like to remind you that during today's call, Cyanotech will make forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in the Company's most recently filed reports with the SEC on Forms 10-K and 10-Q. The forward-looking statements and risks stated in the conference call are based on current expectations as of today and the Company intends no obligation to update them.

Now to our conference call. With us today are Gerald Cysewski, chairman, president and chief executive officer, and Jeff Sakamoto, the Company's chief financial officer. Gerry will open the call with a financial review and will provide a strategic and operational overview, then we will be happy to take your questions. And, with that, I'll turn the call over to Gerry. Gerry?

GERALD CYSEWSKI, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, CYANOTECH
CORPORATION: Laura, thank you very much. And, with that, why don't we get right into the financial details for the fourth quarter and the fiscal 2005. Jeff, could you take over?

JEFFREY SAKAMOTO, CHIEF FINANCIAL OFFICER, CYANOTECH CORPORATION: Certainly. Thank you, Gerry. Good afternoon, everyone. Thank you for joining Dr. Cysewski and me for the investor conference call to discuss Cyanotech Corporation's financial results for the quarter and fiscal year-ended March 31, 2005.

For the fourth quarter of fiscal 2005, the Company reported a net loss of $74,000, or zero cents per diluted share, in contrast to net income of $441,000, or two cents per diluted share for the comparable prior-year period. Net sales for the fourth quarter of fiscal 2005 were $2,560,000, a decrease of 22 percent from net sales of $3,290,000 for the comparable prior-year quarter. This sales decrease for the fourth quarter of fiscal 2005 is due primarily to lower bulk sales of Spirulina and NatuRose, somewhat offset by increased bulk sales of BioAstin. Foreign sales were 52 percent and 53 percent of total sales in the fourth quarters of fiscal years 2005 and 2004, respectively.

Gross profit for the fourth quarter of fiscal 2005 amounted to $714,000. This is a decrease of 40 percent, compared to the gross profit of $1,191,000 for the comparable period of the prior year. The Company reported gross profit margin of 28 percent for the fourth quarter of fiscal 2005, down 36-percentage points for the fourth quarter of the prior - excuse me, down from 36 percent from the fourth of the prior year. During the fourth quarter of fiscal 2005, the Company completed a periodic maintenance of pond liners, which resulted in higher unit costs of production and correspondingly a decrease in gross profit margins.
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Operating expenses for the fourth quarter of fiscal 2005 were $804,000, or 31 percent of sales. This is an increase of $68,000 from the comparable period of the prior year, where operating expenses amounted to $736,000, or 22 percent of sales. The combined effect of lower net sales and the decreased gross profit margins resulted in a loss from operations of $90,000 for the three months ended March 31, 2005. This is in contrast to the comparable period of the prior fiscal year, where the Company reported income from operations of $455,000. Other expense for the quarter ended March 31, 2005 amounted to $46,000, compared to $35,000 for the comparable period of the prior fiscal year.

For fiscal 2005, which is the 12 months ended March 31, 2005, the Company reported net income of $486,000, or two cents per diluted share. This is a net income increase of 22 percent from the previous year's $399,000 and two cents per diluted share. Despite the impact of weather on sales of our Japan subsidiary, the Company achieved comparable year-to-year sales and gross profit margins. During fiscal 2005, the Company recorded net sales of $11,445,000, with gross profit of $3,818,000 and a gross profit margin of 33 percent. In comparison, the Company recorded net sales of $11,582,000, gross profit of $3,940,000, with a gross profit margin of 34 percent for the prior fiscal year. Foreign sales accounted for 49 percent of net sales for fiscal 2005, compared to 53 percent a year ago.

Operating expenses during fiscal 2005 increased slightly to $3,256,000, resulting in income from operations of $562,000. In comparison, during fiscal 2004, the Company had operating expenses of $3,211,000, with income from operations of $729,000.

Comparing fiscal 2005 to 2004, the decrease in income from operations, approximately 23 percent, was due primarily to increased expenses for research and development and decreased gross profit. Other expense for fiscal 2005 was $117,000, compared to $255,000 reported for the prior fiscal year. This was due primarily to reduced interest expense on less debt.

The Company ended fiscal 2005 with increased working capital amounting to $5,102,000. This is compared to $4,083,000 at the beginning of our fiscal year. At March 31, 2005, the Company also had cash, cash equivalents and short-term investment totaling $3,005,000. This compares to cash and cash equivalents of $2,531,000 at March 31, 2004.

That completes my summary of the Company's financial performance and I'll now turn the call back over to Dr. Cysewski.

GERALD CYSEWSKI:  Thank you very, much Jeff.

I'd like to just point out a few things. Cyanotech ended the fourth quarter with a higher backlog orders for Spirulina product, compared to that of a year ago. Demand for our Spirulina products remains strong and with the Company's pond maintenance complete Cyanotech is adjusting production to address this demand. The increased capacity for our natural astaxanthin production has allowed the Company to meet current demand for all natural astaxanthin products.

I believe sales of NatuRose into the Japan aquaculture market, in the coming year, will return to levels consistent with that experienced in fiscal 2004. We, however, anticipate increased competition in all markets. On looking at the entire year, although our fiscal 2005 results did not meet expectations, we were able to maintain revenue levels consistent with the prior year, despite the impact of weather-related difficulties encountered by our Japan aquaculture customers.

During this year, we concluded our pond-conversion plan, thereby greatly improving our ability to meet market demand. It is also no small feat that these improvements were funded entirely from operations, while we concurrently increased our working capital by 25 percent from a year ago. We now have a better production infrastructure in place and will be focusing our efforts in the coming year on increasing our market share for natural astaxanthin, both NatuRose and BioAstin, through scientific studies and promotional advertising.

With that and before we open the conference call to questions, I'd like to address questions that were sent in by e-mail from shareholders. We received six questions, and the questions address two general issues. One, the reported toxin from cyanobacteria and, two, Cyanotech sales and marketing activities. Let me first address the toxin issue.
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In the April fifth issue of the proceeding of the National Academy of Sciences, a paper was published in which a suspected neurotoxin, called "BMAA," was found in a number of cyanobacteria or blue-green algae. Spirulina is a cyanobacteria and, of course, the immediate question arises - is BMAA present in Spirulina? Before I address the specific subject of BMAA, I wish to make a general statement about our Spirulina Pacifica product. The study in question tested wild blue-green algae.

There is a distinct difference between wild algae and the Spirulina cultivated by Cyanotech for human consumption. I want to assure shareholders that every lot of Spirulina produced by Cyanotech is subjected to a rigorous quality control testing to ensure safety. Spirulina produced in the U.S. has been granted GRAS status or "Generally Regarded as Safe" status by the FDA. As a Company, Cyanotech has been proactive to ensure the safety of all of our products.

Now back to the issue of BMAA. I want to make it very clear that Spirulina was not one of the cyanobacteria tested in the study. Second, BMAA has never been proven to be a neurotoxin. When the paper first appeared, we contacted the main author, Dr. Paul Allen Cox, and asked if his laboratory would test Spirulina for BMAA. He declined to do so and, frankly, I'm very disappointed. Concurrently, we initiated work with a nationally recognized laboratory to have Spirulina specifically tested for BMAA. The results should be available within a number of weeks.

And, now to the second major subject of the questions, which centers on Cyanotech sales and marketing activities. Let me first explain that Cyanotech's sales and marketing emphasis is on business-to-business sales, supplying our high-quality micro-algae products for incorporation into our customers' high-quality products. Our major sales and marketing focus is on our BioAstin product. To this end, we are advertising in three nationwide trade journals. We're also planning consumer pull-through advertising in one publication, as well as co-op advertising with major customers. We are monitoring the success of these marketing programs by the number of new customers we obtain and by the increased sales to existing customers. I would also like to reiterate that Cyanotech is currently working with some of the largest nutrition supplement companies in the United States.

As we have previously mentioned, on a year-to-year basis, comparing FY `05 to `04, sales of NatuRose was down, due to factors out of our control. But, the good news is that the sales of BioAstin, the focus of our sales and marketing efforts, increased according to our plans. BioAstin generates higher revenue and higher gross profit than either NatuRose or Spirulina products. Going forward, we hope to continue revenue growth of BioAstin products by investing in strategic advertising and promotional programs.

I hope that addresses the shareholders' questions. And, with that, I would like to turn the questions open to the participants in the conference call - Operator.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question or a comment, please press "star one" on your touch-tone telephone at this time. Once again, everyone, the floor is now open for questions. To pose your question, please press "star," then "one," on your touch-tone keypad at this time.

Once again, everyone, if you do have a question, please press "star one" at this time.

We have no questions at this time.

GERALD CYSEWSKI: OK. Well, Operator, I just would like to make one final comment, and that is certainly the quarter did not meet out expectations, but I think we made some very solid progress in making our production facility much more flexible to meet market demands. And, as we move ahead, we are certainly going to be focusing our marketing efforts on BioAstin and we hope to see continued revenue growth in this market segment.

With that, I would like to certainly thank everybody for joining us on our conference call for the earnings fourth quarter and fiscal 2005 earnings conference call. Thank you very much.

Jeff, did you have anything to add?
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JEFFREY SAKAMOTO:  No, not at this time.  Thank you very much.

GERALD CYSEWSKI:  Thank you all.

OPERATOR: Thank you, everyone. This does conclude today's teleconference. You may disconnect all lines at this time and have a wonderful day.

END